                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)

                GREKA Energy Corporation f/k/a Petro Union, Inc.
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   716456306
                                 (CUSIP Number)

             International Publishing Holding, Inc., Ugland House,
                South Church Street, George Town, Cayman Islands
               Mr. Dale Crowley, same address, Tel. (345) 9498066

                                 March 18, 2002
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of (S)(S)240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.
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  CUSIP NO. 716456306

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS:

      International Publishing Holdings, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS (See Instructions)
 4
      00
------------------------------------------------------------------------------
      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION:
 6
      Cayman Islands
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                          SOLE VOTING POWER:
                     7
     NUMBER OF            206,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER:
   BENEFICIALLY      8
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER:
                     9
    REPORTING             206,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:
11
      206,000

------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
12    (See Instructions)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      4.38%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
14
      CO
------------------------------------------------------------------------------

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Pursuant to Rule 13-d2 promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby file this Amendment No. 1 to the Schedule 13D filed by International Publishing Holding, S.A. on October 21, 1997 with the Securities and Exchange Commission relating to the common stock, no par value, of GREKA Energy Corporation, a Colorado corporation. In this Amendment, the undersigned amend and restate the entire text of Item 5.

Item 5:  Interest in Securities of the Issuer

a.    206,000

b.    206,000

c. On March 18, 2002 the Reporting Person sold 175,000 shares in a private transaction in Europe for a sales price of $7.50 per share.

                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  April 12, 2002              International Publishing Holdings, Inc.


                                   By: /s/ Rienk H. Kamer
                                      -----------------------------------
                                      Name:  Rienk H. Kamer
                                      Title: Head of Investments

                                       3